   As filed with the Securities and Exchange Commission on December 27, 2000.
                              Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                          ONLINE RESOURCES CORPORATION
             (Exact name of registrant as specified in its charter)

             Delaware                                   52-1623052
      (State or other jurisdiction                 (I.R.S. Employer
    of incorporation or organization)             Identification Number)

                               7600 Colshire Drive
                             McLean, Virginia 22102
                                 (703) 394-5100
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                MATTHEW P. LAWLOR
                           Chief Executive Officer and
                              Chairman of the Board
                          Online Resources Corporation
                               7600 Colshire Drive
                             McLean , Virginia 22102
                                 (703) 394-5100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With a copy to:
                            Mark J. Wishner, Esquire
               Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                               1911 Freedom Drive
                             Reston, Virginia 20190
                                 (703) 464-4800

Approximate date of commencement of proposed sale to the public: As soon as practical after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------
Title of Each Class     Amount to be     Proposed Maximum    Proposed Maximum      Amount of
of Securities to be      Registered       Offering Price        Aggregate      Registration Fee
     Registered                              Per Unit           Offering
                                                                Price (1)
-------------------------------------------------------------------------------------------------
8.0% Convertible        $ 20,000,000           100%            $20,000,000          $5,000
Subordinated
Notes due 2005
-------------------------------------------------------------------------------------------------
Common Stock,
$.0001 par value(2)     4,210,526 (2)           (3)                (3)                (3)
-------------------------------------------------------------------------------------------------

/(1)/ Equals the aggregate principal amount of the securities being registered.

/(2)/ Such number represents the number of shares of common stock that are currently issuable upon conversion of the convertible notes. Pursuant to Rule 416 under the Securities Act, we are also registering such indeterminate number of shares of common stock as may be issued from time to time upon conversion of the convertible notes as a result of the antidilution protections of the convertible notes.

/(3)/ No additional consideration will be received for the common stock, and, therefore, no registration fee is required pursuant to Rule 457(i).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE     +
+ SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION      +
+ STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS +
+ PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN   +
+ OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT      +
+ PERMITTED.                                                                     +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                                   PROSPECTUS

                 Subject to Completion, dated December 27, 2000

                          ONLINE RESOURCES CORPORATION

$20,000,000  8% Convertible Subordinated Notes Due 2005

4,210,526 Shares of Common Stock issuable upon conversion of the Convertible Notes.

       This prospectus covers the sale by selling holders of:

       .      our 8% Convertible Subordinated Notes due 2005; and

       .      our common stock into which the convertible notes are convertible.

Interest on the convertible notes is payable on April 1 and October 1 of each year, commencing on April 1, 2001. The notes will mature on September 30, 2005, unless earlier redeemed, repurchased or converted.

The convertible notes are convertible by the holders of the convertible notes into our common stock at any time prior to the close of business on the maturity date of the convertible notes, unless previously redeemed or repurchased, at a conversion price of $4.75 per share, subject to adjustment under certain circumstances.

The convertible notes may be redeemed by us prior to October 1, 2003 at a redemption price equal to 103% of the principal amount of the convertible notes, plus interest accrued to the redemption date and an interest make-whole payment equal to the sum of the present value of interest that would have accrued through October 1, 2003 and possible additional interest payments if we have defaulted in our registration obligations. On or after October 1, 2003, we may redeem the convertible notes at the redemption prices specified in this prospectus under "Description of the Convertible Notes--Optional Redemption by Online Resources--Non-provisional Redemption." Upon a change of control of Online Resources, holders of the convertible notes may require us to repurchase their convertible notes.

Our common stock is traded on the NASDAQ National Market under the symbol "ORCC". On December 21, 2000, the closing sale price of our common stock was $2.125.

We have not applied for listing of the convertible notes on any securities exchange or for quotation through any automated quotation system. The convertible notes are eligible for trading in the Private Offerings, Resales and Trading Through Automated Linkages ("PORTAL") Market of the NASDAQ Stock Market.

The convertible notes are unsecured general obligations of Online Resources and rank subordinate in right of payment to all of our existing and future senior debt.

The selling holders may sell the convertible notes or common stock at any time at market prices or at privately negotiated prices. We may issue shares under this prospectus in settlement of the make-whole payment described under "Description of the Notes - Provisional Redemption." Sales by the selling holders may be made directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The selling holders will be responsible for any commission or discounts due to brokers or dealers. The amount of those commissions or discounts cannot be known now because they will be negotiated at the time of the sales. We will pay all other offering expenses. We will not receive any of the proceeds from the sale of the notes or shares by the selling holders.

                    INVESTING IN THE CONVERTIBLE NOTES OR OUR
                  COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 10.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is            , 2001.
                                               -----------

                                TABLE OF CONTENTS


                                         PAGE
                                         ----
Prospectus Summary....................     6
Risk Factors..........................    10
Forward-Looking Statements............    15
Ratio of Earnings to Fixed Charges ...    16
Use of Proceeds.......................    16
Description of the Convertible Notes..    17
Certain United States Federal Income
  Tax Considerations..................    32
Description of Capital Stock..........    36
Selling Holders ......................    41
Plan of Distribution..................    42
Legal Matters.........................    43
Experts...............................    43
Additional Information................    43
Incorporation of Documents by
  Reference...........................    43


                                     SUMMARY

       This summary highlights selected information contained elsewhere in this prospectus and does not contain all the information you need to consider in making your investment decision. You should read carefully this entire prospectus.

                                   THE COMPANY

       Online Resources Corporation is a leading Internet banking, bill payment and e-finance application service provider to financial institutions. We provide our clients, primarily regional and community banks, thrifts and credit unions, with an end-to-end outsourced service, which is branded in their name. This enables cost-effective delivery of Internet-based financial services to consumer, small business and other retail customers of our clients. By packaging our transaction services with our call center, database and support services, we offer an integrated financial hub and a single point of accountability for our clients and their retail customers.

       We primarily target regional and community financial institutions with assets of $10 billion or less. These institutions serve approximately two-thirds of the nation's retail checking accounts, and often lack the internal resources to build, operate, market and support new Internet-based delivery technology, related products and services, and supporting infrastructure.

       Through our integrated financial hub, retail customers of our clients may access our proprietary banking service, which allows them to view account statements and balances obtained from our clients, and perform funds transfers and certain cash management functions. Retail customers may also use our proprietary bill payment services, enabling them to pay any bill online. Our transaction services are complemented by our call center, database, consumer marketing and other support services. In addition, we aggregate e-finance services provided by third-party partners such as Internet-based securities trading, loan applications, insurance, shopping, investment analysis and credit reports, and personalized Internet start-pages.

       Our client financial institutions typically pay us a one-time implementation fee to link our respective computer systems, thus giving us access to their customer accounts. In addition, we are typically paid a recurring monthly fee based on the number of retail customers of the client financial institution using our services or fees based on the number of transactions we process for a client's customers. As of September 30, 2000, we provided our services to 294,000 retail customers of our client financial institutions, many of which have recently launched our services. Our 480 financial institution clients collectively maintain an aggregate of approximately 8.6 million retail checking accounts.

       Our objective is to become the primary vendor of choice to our targeted client base. Our strategy to achieve this objective has the following components:

-      Continuing the rapid expansion of our financial institution client base.

-      Increasing retail customer usage.

-      Enhancing our e-commerce product offering.

-      Maintaining superior service quality and support services.

- Providing target marketing through the integration of customer data and the services we provide.

       Our solution, in part, is founded upon proprietary technology we have developed for which we have obtained two patents and have applied for another. We believe our patents provide us with a competitive advantage as well as offer us additional opportunities to leverage our technology for other revenue opportunities. In this latter regard, we have recently launched an initiative that seeks to capitalize on our proprietary processes for Internet point of sales debit transactions.

       In June 1999, we closed our initial public offering from which we raised net of expenses approximately $39 million. As of September 30, 2000, we used $9.4 million of these net proceeds to repay our outstanding indebtedness, $22.9 million for working capital and $6.7 million were held in cash and temporary investments. We had $20 million in convertible subordinated notes and $487,818 in capital leases outstanding as of September 30, 2000. On September 28, 2000, we received proceeds of $18.8 million net of $1.2 million issuance costs. From our IPO through September 30, 2000 our clients increased by 42% and the number of customer of our clients that we serve increased 263%. We believe we will continue to experience growth in the customers and retail customer usage as adoption of online banking services increase.

       Our principal executive offices are located at 7600 Colshire Drive, McLean, Virginia 22102. Our telephone number is (703) 394-5100. We maintain a web site on the Internet at http://www.orcc.com. The contents of our web site are not a part of this prospectus.

                               RECENT DEVELOPMENT

       In December 1999, the SEC issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements," which provides guidance related to revenue recognition. The SEC delayed the required effective date of SAB 101 until the fourth fiscal quarter of fiscal years beginning after December 15, 1999, which is our fourth quarter of 2000. SAB 101 requires companies to report any changes in revenue recognition as a cumulative change in accounting principle at the time of implementation in accordance with APB Opinion No. 20, "Accounting Changes."

       We generate revenue from implementation of our systems to our financial institution clients. Implementation fees are paid on a one-time basis at signing and we historically recognized implementation fees as revenue using the percentage of completion method. However, SAB 101 provides guidance that indicates revenue recognition over the collaboration term is generally the preferred treatment for all fees, regardless of the significance of remaining performance obligations. We are currently in the process of evaluating the impact SAB 101 will have on our financial position, results of operations and cash flows and have not quantified the impact of the SAB 101. We will record a cumulative effect of a change in accounting principle during the fourth quarter of 2000, retroactive to Jan. 1, 2000.

                                  THE OFFERING

Securities Offered........................   The resale by selling holders of $20,000,000 principal amount of
                                             8.0% convertible subordinated notes due 2005 and the 4,210,526 shares of common stock into which they are convertible.


Maturity. ................................   September 30, 2005, unless earlier redeemed, repurchased or converted.


Interest Payment Dates....................   April 1 and October 1, beginning April 1, 2001.


Interest Rate. ...........................   8.0% per year, subject to adjustment under certain circumstances.
                                             See  "Description of the Convertible Notes-- Interest".


Optional Conversion by Holders ...........   Holders may convert the convertible notes at any time prior to or on September 30, 2005, unless previously redeemed or repurchased, into shares of common stock initially at a conversion price of
                                             $4.75 per share (equal to a conversion rate of approximately 210.5 shares per $1,000 principal amount of convertible notes), subject to an annual adjustment and other adjustments under certain circumstances. See "Description of the Convertible
                                             Notes--Conversion Rights".


Optional Redemption by Online Resources...   Prior to October 1, 2003, we may redeem some or all of the convertible notes at a redemption price equal to 103.00% of the principal amount of the convertible notes, plus accrued and unpaid interest to but excluding the provisional redemption date, if:

                                             -       the market price of our common stock equals or exceeds the applicable following thresholds:


                                                                                      TRIGGER
                                             DURING THE TWELVE MONTHS COMMENCING     PERCENTAGE
                                             ----------------------------------------------------

                                             October 1, 2000                                200%
                                             ----------------------------------------------------
                                             October 1, 2001                                175%
                                             ----------------------------------------------------
                                             October 1, 2002                                150%
                                             ----------------------------------------------------

                                             and

                                             -       we have caused to become effective a shelf registration
                                                     statement with respect to the resale of the convertible
                                                     notes and the common stock issuable upon conversion of the convertible notes, and expect the registration statement
                                                     to remain effective and available for use for the 30 days
                                                     following the provisional redemption date.

                                             In addition to the interest accrued and unpaid to but excluding the provisional redemption date, we will make an interest make-whole payment equal to the sum of:

                                             -       the present value of the aggregate amount of the interest
                                                     that would otherwise have accrued from the provisional
                                                     redemption date through October 1, 2003; and

                                             -       unpaid Additional Amounts (as defined in  "Description of
                                                     the Convertible Notes--Registration Rights "), if any.

                                             We are obligated to pay you any accrued and unpaid interest as well as the

                                            interest make-whole payment on the convertible notes called for the provisional redemption, regardless of whether those convertible notes are converted prior to the date of the provisional
                                            redemption.


                                            We will pay the provisional redemption price and the interest make-whole payment in cash or, at our option, in common stock. The number of shares of common stock a holder will receive is set forth under "Description of the Convertible Notes--Optional Redemption by
                                            Online Resources--Provisional Redemption".

                                            On or after October 1, 2003, we may redeem some or all of the convertible notes at the redemption prices, plus accrued and unpaid interest to but excluding the non-provisional redemption date, set forth under "Description of the Convertible Notes--Optional
                                            Redemption by Online Resources--Non-provisional Redemption".


Right of Holders to Require Repurchase....  Each holder of the convertible notes may require us to repurchase all of the holder's convertible notes at 100% of their principal amount plus accrued and unpaid interest in certain circumstances involving a change of control. The repurchase price is payable in

                                            -       cash; or

                                            -       at our option, subject to the satisfaction of certain
                                                    conditions, in common stock. The number of shares of
                                                    common stock will equal the repurchase price divided by
                                                    95% of the average closing sale price for the five
                                                    consecutive trading days ending on and including the third day prior to the repurchase date.

                                            See "Description of the Convertible Notes--Repurchase at Option of
                                            Holders Upon a Change of Control of Online Resources".


Subordination............................   The convertible notes are our unsecured subordinated obligations.
                                            The convertible notes rank junior in right of payment to all of our existing and future Senior Debt (as defined in "Description of the
                                            Convertible Notes--Subordination"). As of September 30, 2000, we
                                            had $487,818 of Senior Debt outstanding. See "Description of the
                                            Convertible Notes--Subordination".

Ratio of Earnings to Fixed Charges.......   For the periods indicated, our earnings were inadequate to cover our fixed charges. See "Ratio of Earnings to Fixed charges".

Form, Denomination and Registration.......  The convertible notes were issued in fully registered form. The convertible notes were issued in denominations of $1,000.

                                            The convertible notes sold to "qualified institutional buyers", as defined in Rule 144A, were represented by a global note deposited with the trustee as custodian for The Depository Trust Company and registered in the name of Cede & Co., DTC's nominee. Beneficial interests in the global note were shown on, and any transfers will be effected only through, records maintained by DTC and its participants.

                                            The convertible notes sold to "accredited investors" as defined in
                                            Rule 501 under the Securities Act were issued and sold and transferred only in definitive form.

                                            See "Description of the Convertible Notes--Form, Denomination and
                                            Registration".

Use of Proceeds. .........................  We will not receive any proceeds from the sale by selling holders of the convertible notes and the common stock into which the convertible notes are convertible.


Trading...................................  The convertible notes are eligible for trading in the Private
                                            Offerings, Resales and Trading through Automated Linkages market, known as PORTAL.


Nasdaq Symbol for our common stock........  Our common stock is traded on the Nasdaq National Market under the symbol "ORCC".

                                  RISK FACTORS

       You should carefully consider the following factors and other information in this prospectus before deciding to purchase the convertible notes. Any of these risks could materially adversely affect our business, financial condition, results of operations and prospects which could in turn materially adversely affect the price of the convertible notes and the common stock issuable upon conversion.

THE CONVERTIBLE NOTES ARE SUBORDINATED TO OUR EXISTING AND FUTURE SENIOR DEBT.

       Our obligations under the convertible notes are unsecured and are subordinated in right of payment to all our existing and future senior debt as that term is defined in the indenture governing the convertible notes. This means that we cannot make any payments on the convertible notes if we default on a payment of any of those senior debts. In the event of the bankruptcy, liquidation or dissolution of Online Resources, our assets would be available to pay our obligations under the convertible notes only after all payments have been made on our senior debt. Because our available assets may be insufficient to pay all of our creditors upon bankruptcy or the occurrence of a similar event, you may receive nothing and are likely to receive proportionately less than the holders of our senior debt.

IN CIRCUMSTANCES INVOLVING A CHANGE OF CONTROL, ONLINE RESOURCES MAY BE REQUIRED TO REPURCHASE THE CONVERTIBLE NOTES-- IF THIS OCCURS, ONLINE RESOURCES MAY NOT HAVE THE FINANCIAL RESOURCES NECESSARY TO MAKE THOSE REPURCHASES.

       Online Resources may under some circumstances involving a change of control be obligated to offer to repurchase the convertible notes before maturity. We cannot assure you that we will have available financial resources or be able to arrange financing necessary to repurchase the convertible notes in those circumstances. If we cannot repurchase the convertible notes in the event of a change of control, the failure to repurchase would constitute an event of default under the indenture under which the convertible notes are issued and could result in a cross-default under other indebtedness we may possess.

WE MAY BE UNABLE TO PAY DEBT SERVICE ON THE CONVERTIBLE NOTES.

       We had an operating loss and negative cash flow from operating activities during the nine-month period ended September 30, 2000 and project that we will continue to incur losses and negative cash flows for the foreseeable future. Accordingly, cash generated by our operations may be insufficient to pay the amount of interest payable semi-annually on the convertible notes. We cannot assure you that we will be able to pay interest and other amounts due on the convertible notes on the scheduled dates or at all. If our cash flow and cash balances are inadequate to meet our obligations, we could face substantial liquidity problems. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we otherwise fail to comply with any covenants regarding the convertible notes, we would be in default under the notes which could cause any other lenders we have along with our noteholders to accelerate the maturity of our obligations. Any such defaults could have a material adverse effect on our business, results of operations and financial condition. We cannot assure you that we would be able to repay amounts due on the convertible notes if payment of the convertible notes were accelerated following the occurrence of an event of default under the indenture for the convertible notes.

WE HAVE A HISTORY OF LOSSES AND COULD CONTINUE TO LOSE MONEY.

       We have not yet had an operating profit for any quarterly or annual period and are unsure when we will become profitable, if ever. We may not be able to attract and retain enough financial institutions and retail customers to reach profitable levels. We were established in 1989 and a significant portion of our existence has been devoted to developing the proprietary systems and infrastructure needed to implement our business. Profitability in the future will depend upon a number of factors, including our ability to continue to contract with new financial institution clients and to develop and retain a larger retail customer base that uses our services on a regular basis.

OUR QUARTERLY FINANCIAL RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS.

       Our quarterly revenues, expenses and operating results have varied significantly in the past and are likely to vary significantly from quarter to quarter in the future. As a result, our operating results may fall below market analysts' expectations in some future quarters, which could have a material adverse effect on the market price of our stock.

WE MAY NEED TO RAISE CAPITAL TO STAY IN BUSINESS.

       We may not achieve cash flow break-even and may require additional infusions of capital to sustain operations. This capital may not be available. We may need to raise additional funds sooner than we expect if we incur unforeseen required capital expenditures or substantial operating losses. If adequate funds are not available or are not available on acceptable terms, we may not be able to develop or enhance our services, take advantage of future opportunities or respond to competitive pressures, which could have a material adverse effect on our business.

WE RELY ON THIRD PARTIES FOR THE SUCCESS OF OUR MARKETING EFFORTS.

       We depend upon the assistance of marketing partners who include some or all of our services and related products as a part of their offerings to financial institutions. Failure by these marketing partners to continue to offer our services and related products could have a material adverse effect on our business.

WE DEPEND UPON OUR FINANCIAL INSTITUTION CLIENTS TO MARKET OUR SERVICES.

       To market our services to retail customers, we depend primarily upon our financial institution clients. We generally charge our clients fees based on the number of their retail customers who have enrolled with our clients for online bill paying services and, in some cases, online banking services. Therefore, retail customer enrollment affects our revenue and is important to us. Because our clients offer our services under their name, we must depend on those clients to get their customers to use our services. Our financial institution clients may not effectively market our services to their retail customers. Any failure of our clients to effectively market our services could have a material adverse effect on our business.

OUR CO-MARKETING EFFORTS MAY NOT BE SUCCESSFUL.

       We have recently spent substantial financial and human resources to co-market our services and related products with our financial institution clients to their retail customers. These marketing efforts may not result in an increase in acceptance by retail customers necessary for the development of our business.

WE MAY NOT BE ABLE TO EXPAND TO MEET INCREASED DEMAND.

       We may not be able to expand or adapt our services and related products to meet the demands of our financial institution clients and their retail customers quickly or at a reasonable cost. The type and volume of transactions processed through our system and the number of financial institution clients connected to it have been relatively limited to date. We will need to continue to expand and adapt our infrastructure, services and related products to accommodate additional financial institution clients and their retail customers, increased transaction volumes and changing customer requirements. This will require substantial financial, operational and management resources. In the past as we have developed our infrastructure, clients have experienced periods when they were unable to utilize our services. If we are unable to scale our system and processes to support the variety and number of transactions and retail customers who ultimately use our services, our business may be materially adversely affected.

IF WE LOSE A MATERIAL CLIENT, OUR BUSINESS MAY BE ADVERSELY IMPACTED.

       One of our financial institution clients, California Federal Bank, accounted for 14% of revenue for the year ended December 31, 1999 and 13% of revenue for the nine months ended September 30, 2000. The loss of this contract in the near term, or the loss of any other material contracts in the future, either directly to a competitor, or indirectly in the event that a financial institution client is acquired by an institution not utilizing our services, or decides to provide these services in-house, could have a material adverse effect on revenues. Loss of any material financial institution contract in the future could also negatively impact our ability to attract and retain other financial institution clients.

WE MAY NOT BE ABLE TO COMPETE WITH LARGER, MORE ESTABLISHED BUSINESSES OFFERING SIMILAR PRODUCTS OR SERVICES.

       We may not be able to compete with current and potential competitors, many of whom have longer operating histories, greater name recognition, larger, more established customer bases and significantly greater financial, technical and marketing resources. Further, some of our competitors provide or have the ability to provide the same range of services we offer. They could market to our targeted regional and community financial institution client base. Other competitors, such as core banking processors, have broad distribution channels that bundle competing products directly to financial institutions. Also, competitors may compete directly with us by adopting a similar business model or through the acquisition of companies, such as resellers, who provide complimentary products or services.

       A significant number of companies offer portions of the services we provide and compete directly with us. For example, the Web servers of some companies compete with our front-end Internet access capabilities. Other software providers have created units to provide on an outsource basis a portion of services like ours. These companies may use billpayers who team with access providers. Also, certain services may be available to retail customers independent of financial institutions such as Intuit's Quicken.com and Yahoo! Finance. Finally, there are some ATM and other networks who provide similar services in addition to connecting to financial institutions.

       Many of our competitors may be able to afford more extensive marketing campaigns and more aggressive pricing policies in order to attract financial institutions. Our failure to compete effectively in our markets would have a material adverse effect on our business.

FAILURE TO SUCCESSFULLY IMPLEMENT A SYSTEMS UPGRADE OR CONVERSION MAY ADVERSELY AFFECT OUR REPUTATION AND OUR BUSINESS.

       A failure to implement a systems upgrade or conversion would delay implementation of some of our financial institution clients, could cause us to divert significant resources and could negatively impact our reputation in the banking industry. We may be unable to successfully complete any future systems upgrades or conversions.

WE DEPEND ON OUR OFFICERS AND SKILLED EMPLOYEES DUE TO OUR COMPLEX BUSINESS.

       If we fail to attract, assimilate or retain highly qualified managerial and technical personnel and, in particular, software developers for whom demand is high in all industry markets, our business could be materially adversely affected. Our performance is substantially dependent on the performance of our executive officers and key employees who must be knowledgeable and experienced in both banking and technology. We are also dependent on our ability to retain and motivate high quality personnel, especially management and highly skilled technical teams. The loss of the services of any executive officers or key employees could have a material adverse effect on our business. Our future success also depends on the continuing ability to identify, hire, train and retain other highly qualified managerial and technical personnel. Competition for such personnel is intense.

SYSTEM FAILURES COULD HURT OUR BUSINESS -- WE COULD BE LIABLE FOR SOME TYPES OF FAILURES.

       Like other system operators, our operations are dependent on our ability to protect our system from interruption caused by damage from fire, earthquake, power loss, telecommunications failure, unauthorized entry or other events beyond our control. Our back-up site is located approximately one mile from our headquarters, where most of our computer systems, including processing equipment, is currently operated and maintained. In the event of major disasters, both locations could be equally impacted. We could also experience system interruptions due to the failure of our systems to function as intended or the failure of the systems we rely upon to deliver our services such as ATM networks or the systems of financial institutions and processors that integrate with our systems. Loss of all or part of our systems for a period of time could have a material adverse effect on our business. We may be liable to our clients for breach of contract for interruptions in service. Due to the numerous variables surrounding system disruptions, we cannot predict the extent or amount of any potential liability.

SECURITY BREACHES COULD DISRUPT OUR BUSINESS.

       Like other system operators, our computer systems may also be vulnerable to computer viruses, hackers, and other disruptive problems caused by unauthorized parties entering our system. Computer attacks or disruptions may jeopardize the security of information stored in and transmitted through the computer systems of our financial institution clients and their retail customers using our services, which may result in significant losses or liability. This, or the perception that our systems may be vulnerable to such attacks or disruptions, also may deter retail customers from using our services.

       Data networks are also vulnerable to attacks and disruptions. For example, in a number of public networks, hackers have bypassed firewalls and misappropriated confidential information. It is possible, that despite existing safeguards, an employee could divert retail customer funds while these funds are in our control, exposing us to a risk of loss or litigation and possible liability. In dealing with numerous consumers, it is possible that some level of fraud or error will occur, which may result in erroneous external payments. Losses or liabilities that we incur as a result of any of the foregoing could have a material adverse effect on our business.

WE RELY ON OUR INTELLECTUAL PROPERTY RIGHTS AND PROPRIETARY INFORMATION.

       We rely on patent and trade secret laws to protect our intellectual property, such as the software and processes which we have developed in connection with our business. If we fail to adequately protect our intellectual property rights and proprietary information or if we become involved in litigation relating to our intellectual property rights, our business could be harmed. Any actions we take may not be adequate to protect our intellectual property rights and other companies may develop technologies that are similar or superior to our intellectual property. Although we believe that our services do not infringe on the intellectual property rights of others and that we have all rights needed to use the intellectual property employed in our business, it is possible that we could become subject to claims alleging infringement of third-party intellectual property rights. Any claims could subject us to litigation, and could require us to pay damages or develop non-infringing intellectual property, any of which could be expensive, or require us to acquire licenses to the intellectual property that is the subject of the alleged infringement.

OUR CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS MAY PREVENT OR DELAY THIRD PARTIES FROM BUYING YOUR STOCK.

       Our Restated Certificate of Incorporation authorizes the Board of Directors to issue up to 3,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The Certificate of Incorporation provides for staggered terms for the members of the Board of Directors. In addition, the Certificate of Incorporation provides that directors can be removed only for cause and only by a majority of the other directors or by vote of stockholders owning 80% or more of the voting power. Some provisions of our Certificate of Incorporation and Bylaws could have a depressive effect on our stock price or make it more difficult for a third party to acquire a majority of our outstanding voting stock or delay, prevent or deter a merger, acquisition, tender offer or proxy contest.

OUR SERVICES MAY NOT BE BROADLY USED AND ACCEPTED BY CONSUMERS.

       There is no established history of broad acceptance by retail customers of services like ours and those services may not be accepted in the future. Because our fee structure is designed to establish recurring revenues through monthly usage by retail customers of our financial institution clients, our recurring revenues are dependent on the acceptance of our services by retail customers and their continued use of online banking, bill paying and other financial services.

CONSUMER DEMAND FOR LOW-COST OR FREE ONLINE FINANCIAL SERVICES MAY FORCE US TO REDUCE OR ELIMINATE THE FEES WE CHARGE FOR SOME SERVICES.

       Consumers of many of the online services we offer, including home-banking, bill payment and bill presentment, may demand that these services be offered for lower cost or even for free. Consumers may therefore reject our services in favor of companies that can offer more competitive prices. Thus, consumer demand and competition may place significant pressure on our pricing structure and revenues, and may have an adverse effect on our financial condition.

CONSOLIDATION OF THE BANKING AND FINANCIAL SERVICES INDUSTRY COULD NEGATIVELY IMPACT OUR BUSINESS.

       The continuing consolidation of the banking and financial services industry could result in a smaller market for our services. Consolidation frequently results in a complete change in the electronic infrastructure of the combined entity. This could result in the termination of our services and related products if the acquiring institution has its own in-house system or outsources to competitive vendors. This would also result in the loss of revenue from actual or potential retail customers of the acquired financial institution.

GOVERNMENT REGULATION COULD INTERFERE WITH OUR BUSINESS.

       Federal or state agencies may attempt to regulate our activities. In addition, Congress could enact legislation that would require us to comply with data, record keeping, processing and other requirements. We may be subject to additional regulation as the market for our business continues to evolve. The Federal Reserve Board or other Federal or state agencies may adopt new rules and regulations for electronic funds transfers that could lead to increased operating costs and could also reduce the convenience and functionality of our services, possibly resulting in reduced market acceptance.

MANAGEMENT AND DIRECTORS MAY CONTROL OUR MANAGEMENT AND AFFAIRS.

       As of November 30, 2000, management and directors beneficially owned approximately 23.4% of our outstanding common stock. As a result, they may have the ability to effectively control us and direct our affairs and business, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying, deferring or preventing a change in control of Online Resources, and make some transactions more difficult or impossible without the support of such stockholders, including proxy contests, mergers involving Online Resources, tender offers, open-market purchase programs or other purchases of common stock that could give our stockholders the opportunity to realize a premium over the then-prevailing market price for shares of common stock.

OUR STOCK PRICE IS VOLATILE.

       The trading price of our common stock has been subject to significant fluctuations and may continue to be volatile in response to:

       -      actual or anticipated variations in quarterly operating results;

       -      announcements of technological innovations;

       - new products or services offered by Online Resources or our competitors;

       -      changes in financial estimates by securities analysts;

       - conditions or trends in the Internet and online commerce industries;

       - changes in the economic performance and/or market valuations of other Internet, online service industries;

       - announcements by Online Resources of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

       -      additions or departures of key personnel;

       -      sales of common stock; and

       -      other events or factors, many of which are beyond our control.

       The stock market has experienced extreme price and volume fluctuations and volatility that has particularly affected the market prices of many technology, emerging growth and developmental stage companies. Such fluctuations and volatility have often been unrelated or disproportionate to the operating performance of such companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against a company. Litigation, if instituted, whether or not successful, could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on our business.


WE HAVE A SUBSTANTIAL NUMBER OF SHARES OF COMMON STOCK THAT MAY BE SOLD, WHICH COULD AFFECT THE TRADING PRICES OF OUR COMMON STOCK AND THE CONVERTIBLE NOTES.

       We have a substantial number of shares of common stock subject to stock options and warrants and the convertible notes may be converted into shares of common stock. We cannot predict the effect, if any, that future sales of shares of common stock or convertible notes, or the availability of shares of common stock or convertible notes for future sale, will have on the market price of our common stock or convertible notes. Sales of substantial amounts of common stock (including shares issued upon the exercise of stock options or warrants or the conversion of the convertible notes), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock and convertible notes.

THE CONVERTIBLE NOTES HAVE NOT BEEN RATED, WHICH POSES VARIOUS INVESTMENT RISKS.

       The convertible notes have not been rated. As a result, holders of the convertible notes will bear the risks associated with an investment in unrated debt. Historically, the market for unrated debt has been subject to disruptions that have caused substantial volatility in the prices of such securities and greatly reduced liquidity. If the convertible notes are traded, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, our performance and certain other factors. The liquidity of, and trading markets for, the convertible notes may also be adversely affected by general declines in the market for unrated debt. Such declines may adversely affect the liquidity of, and trading markets for, the convertible notes, independent of our financial performance or our prospects. In addition, certain regulatory restrictions prohibit certain types of financial institutions from investing in unrated debt, which may further suppress demand for these securities. We cannot assure you that the market for the convertible notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on holders of the convertible notes.

                           FORWARD-LOOKING STATEMENTS

       Our disclosure and analysis in this prospectus and the documents incorporated by reference herein contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as "anticipate", "estimate", "expect", "project", "intend", "plan", "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these statements include, among other things, statements relating to:

       -      our business strategy;
       -      the development of our products;
       -      the use of proceeds from this offering;
       -      our projected capital expenditures; and
       -      our liquidity.

       These forward looking statements speak only as of the date of this prospectus. Any or all of our forward-looking statements in this prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. These risks and uncertainties include, among others, general economic and business conditions, competition, changes in political, social and economic conditions and compliance with government regulations, and various other events, conditions and circumstances, many of which are beyond our control and the control of the placement agent. Many factors mentioned in our discussion in this prospectus will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially.

       We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Form 10-K, 10-Q and 8-K reports to the SEC. Also note that we provide a cautionary discussion of risks and uncertainties under "Risk Factors" on page 10 of this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

                       RATIO OF EARNINGS TO FIXED CHARGES

       We present below the ratio of our earnings to our fixed charges. Earnings consist of net loss plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs, that portion of rental expense we believe to be representative of interest and preference dividends. The "pro forma" information for the nine months ended September 30, 2000 reflects our issuance of $20,000,000 of 8% Convertible Subordinated Notes Due 2005, as if the issuance had occurred as of January 1, 2000.


                                                      YEAR ENDED DECEMBER 31,
                                                  ---------------------------------             As of September 30, 2000
                                                  1995    1996   1997   1998   1999           (Actual)        (Pro forma)
                                                  ----    ----   ----   ----   ----          ----------------------------
Ratio of earnings to fixed charges(1)...........     -      -      -       -      -              -                   -

(1) Earnings were insufficient to cover fixed charges by $5.2 million, $7.0 million, $11.0 million, $11.6 million, and $13.9 million for the one-year periods ended December 31, 1995, 1996, 1997, 1998, and 1999, respectively, and $14.1 million for the nine months ended September 30, 2000. Pro forma earnings were insufficient to cover pro forma fixed charges by $15.5 million for the nine months ended September 30, 2000. For this reason, no ratios are provided.


                                 USE OF PROCEEDS

       We will not receive any of the proceeds from the sale of the convertible notes or the common stock into which the convertible notes are convertible.

                      DESCRIPTION OF THE CONVERTIBLE NOTES

       We issued the convertible notes under an indenture, dated September 28, 2000, between us and Bankers Trust Company, as trustee. The terms of the convertible notes include those provided in the indenture and those provided in the registration rights agreement that we executed in connection with the issuance of convertible notes.

       The following description is only a summary of the material provisions of the convertible notes, the indenture and the registration rights agreement. We urge you to read these documents in their entirety because they, and not this description, define your rights as holders of these convertible notes. You may request copies of these documents at our address set forth under the caption "Offering Memorandum Summary."

       When we refer to Online Resources in this section, we refer only to Online Resources Corporation, a Delaware corporation, and not its future subsidiaries.

BRIEF DESCRIPTION OF THE CONVERTIBLE NOTES

       The convertible notes are:

              -      limited to $20,000,000 aggregate principal amount;

              - general unsecured obligations, junior in right of payment to all of our existing and future Senior Debt;

              - convertible into our common stock at a conversion price of $4.75 per share, subject to an annual adjustment and other adjustments as described under "Conversion Rights";

              - redeemable at our option at the redemption prices set forth under "Optional Redemption by Online Resources";

              - subject to repurchase by us at your option if a change of control occurs; and

              - due on September 30, 2005, unless earlier redeemed by us at our option, converted or repurchased by us at your option.

       The indenture does not contain any financial covenants and does not restrict us from paying dividends, incurring Senior Debt or any other indebtedness or issuing or repurchasing our other securities. The indenture also does not protect you in the event of a highly leveraged transaction or a change in control of Online Resources except to the extent described under " -- Repurchase at Option of Holders" below.

       You may present definitive convertible notes for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York City. For information regarding conversion, registration of transfer and exchange of global notes, see "-- Form, Denomination and Registration."

INTEREST

       The convertible notes will bear interest from September 28, 2000 at the rate of 8.0% per year. We will pay interest semiannually on October 1 and April 1 of each year to the holders of record at the close of business on the preceding September 15 and March 15, respectively, beginning April 1, 2001. There are two exceptions to the preceding sentence:

              (1) In general, we will not pay interest accrued and unpaid on any convertible note that is converted into our common stock. See "-- Conversion Rights." Consequently, if a holder of convertible notes converts after a record date for an interest payment but prior to the corresponding interest payment date, it will receive on the interest payment date interest accrued and paid on such convertible notes, notwithstanding the conversion of such convertible notes prior to such interest payment date, because such holder will have been the holder of record on the corresponding record date. However, at the time such holder surrenders such convertible notes for conversion, it must pay us an amount equal to the interest that has accrued and will be paid on the interest payment date. The preceding sentence does not apply, however, to a holder that converts, after a record date for an interest payment but prior to the corresponding interest payment date, convertible notes that are called by us for redemption. Accordingly, if we redeem convertible notes on a date after a record date for an interest payment, but prior to the corresponding interest payment date, and prior to the redemption date the holder of such convertible notes chooses to convert such convertible notes, the holder will not be required to pay us, at the time it surrenders such convertible notes for conversion, the amount of interest on such convertible notes it will receive on the interest payment date.

              (2) We will pay interest to a person other than the holder of record on the record date if we redeem the convertible notes on a date that is after the record date and prior to the corresponding interest payment date. In this instance, we will pay interest accrued and unpaid on the convertible notes being redeemed to, but not including, the redemption date to the same person to whom we will pay the principal of such convertible notes.

                     Except as provided below, we will pay interest on:

              -      the global notes to DTC in immediately available funds;

              - any definitive convertible notes having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of these convertible notes; and

              - any definitive convertible notes having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds at the election of the holders of these convertible notes.

       At maturity, we will pay interest on the definitive convertible notes at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

       We will pay principal and premium, if any, on:

              -      the global notes to DTC in immediately available funds;

              - any definitive convertible notes at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

              - Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months.

CONVERSION RIGHTS

       You may convert any outstanding convertible notes (or portions of outstanding convertible notes) into our common stock, initially at the conversion price of $4.75 per share (equal to a conversion rate of approximately
210.5 shares per $1,000 principal amount of convertible notes). The conversion price is, however, subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of convertible notes. Instead, we will pay a cash adjustment based upon the closing sale price of our common stock on the business day immediately preceding the conversion date. You may convert convertible notes only in denominations of $1,000 and whole multiples of $1,000.

       You may exercise conversion rights at any time prior to the close of business on the business day preceding the maturity date of the convertible notes. However, if you are a holder of convertible notes that have been called for redemption, you must exercise your conversion rights prior to the close of business on the second business day preceding the redemption date, unless we default in payment of the redemption price. In addition, if you have exercised your right to require us to repurchase your convertible notes because a change of control has occurred, you may convert your convertible notes into our common stock only if you withdraw your notice and convert your convertible notes prior to the close of business on the business day immediately preceding the change of control repurchase date.

       Except as provided below, if you convert your convertible notes into our common stock on any day other than an interest payment date, you will not receive any interest that has accrued on these convertible notes. By delivering to the holder the number of shares issuable upon conversion, determined by dividing the principal amount of the convertible notes being converted by the conversion price, together with a cash payment, if any, in lieu of fractional shares, we will satisfy our obligation with respect to the convertible notes. That is, accrued but unpaid interest will be deemed to be paid in full rather than canceled, extinguished or forfeited. If you convert after a record date for an interest payment but prior to the corresponding interest payment date, you will receive on the interest payment date interest accrued and paid on such convertible notes, notwithstanding the conversion of such convertible notes prior to such interest payment date, because you will have been the holder of record on the corresponding record date. However, at the time you surrender such convertible notes for conversion, you must pay us an amount equal to the interest that has accrued and will be paid on the convertible notes being converted on the interest payment date. However, the preceding sentence does not apply to convertible notes that are converted after being called by us for redemption. Accordingly, if we call your convertible notes for redemption on a date that is after a record date for an interest payment but prior to the corresponding interest payment date, and prior to the redemption date you choose to convert your convertible notes, you will not be required to pay us at the time you surrender such convertible notes for conversion the amount of interest on such convertible notes you will receive on the date that has been fixed for redemption. Furthermore, if we call your convertible notes for redemption on a date that is prior to a record date for an interest payment date, and prior to the redemption date you choose to convert your convertible notes, you will receive on the date that has been fixed for redemption the amount of interest you would have received if you had not converted your convertible notes.

       You will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion rights, but you will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than yours. (If you convert any convertible note within two years after its original issuance, the common stock issuable upon conversion will not be issued or delivered in a name other than yours unless the applicable restrictions on transfer have been satisfied.) Certificates representing shares of common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by you have been paid.

       To convert interests in the global note, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program after application has been made to make the underlying common stock eligible for trading on DTC. To convert a definitive convertible note, you must:

              - complete the conversion notice on the back of the convertible note (or a facsimile thereof);

              - deliver the completed conversion notice and the convertible notes to be converted to the specified office of the conversion agent;

              - pay all funds required, if any, relating to interest on the convertible notes to be converted to which you are not entitled, as described in the second preceding paragraph; and

              - pay all taxes or duties, if any, as described in the preceding paragraph.

       The conversion date will be the date on which all of the foregoing requirements have been satisfied. The convertible notes will be deemed to have been converted immediately prior to the close of business on the conversion date. A certificate for the number of shares of common stock into which the convertible notes are converted (and cash in lieu of any fractional shares) will be delivered as soon as practicable on or after the conversion date.

       Annual Adjustment of Conversion Price

       On the twenty-first trading day in October, starting October 2001, we will adjust the conversion price per share to the lower of the following:

              (1)    $4.75; or

              (2) the average of the last reported price of a share of our common stock on the Nasdaq National Market for the first twenty trading days in October of that year (if such average price cannot be obtained from the Nasdaq National Market, the price will be determined as specified in the indenture).

       However, the conversion price shall not be adjusted to a price lower than $4.00 per share. The $4.75 maximum and $4.00 minimum prices described above will be adjusted to reflect dilution, if any, from the date of issue as described under "Other Adjustments".

       We are currently attempting to amend the indenture by changing the annual adjustment of the conversion price discussed above to a one-time adjustment on the twenty-first trading day in October 2001. The document executed in conjunction with the issuance of the convertible notes incorrectly made this adjustment on an annual basis as opposed to a one-time adjustment in October 2001.

       Other Adjustments

       We will adjust the initial conversion price for certain events occurring since the date of the most recent downward annual adjustment described under "Annual Adjustment of Conversion Price", including:

              (1) issuances of our common stock as a dividend or distribution on our common stock;

              (2)    certain subdivisions and combinations of our common stock;

              (3) issuances to all holders of our common stock of certain rights or warrants to purchase our common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the current market price of our common stock;

              (4) distributions to all holders of our common stock of shares of our capital stock (other than our common stock), evidences of our indebtedness or assets (including securities, but excluding:

                     (a)    the rights and warrants referred to in clause (3),

                     (b) any dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the second succeeding paragraph, or

                     (c)    any dividends or distributions paid exclusively in
                            cash);

              (5) distributions consisting exclusively of cash to all holders of our common stock to the extent that such distributions, combined together with:

                     (d) all other such all-cash distributions made within the preceding 12 months for which no adjustment has been made, plus

                     (a) any cash and the fair market value of other consideration paid for any tender offers by us or any of our subsidiaries for our common stock expiring within the preceding 12 months for which no adjustment has been made, exceeds 10% of our market capitalization on the record date for such distribution; market capitalization is the product of the then current market price of our common stock times the number of shares of our common stock then outstanding; and

              (6) purchases of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves an aggregate consideration that, together with:

                     (a) any cash and the fair market value of any other consideration paid in any other tender offer by us or any of our subsidiaries for our common stock expiring within the 12 months preceding such tender offer for which no adjustment has been made, plus

                     (b) the aggregate amount of any all-cash distributions referred to in clause (5) above to all holders of our common stock within 12 months preceding the expiration of tender offer for which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of such tender offer.

       We will not make any of the above adjustments in the conversion price unless such adjustment would require a change of at least 1% in the conversion price then in effect at such time.

       Adjustments in General

       We will carry forward and take into account in any subsequent adjustment any adjustment that would otherwise be required to be made, except that dilution adjustments occurring prior to a downward annual adjustment will be disregarded after being taken into account in such annual adjustment. Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

              If we:

              - reclassify or change our common stock (other than changes resulting from a subdivision or combination); or

              - consolidate or combine with or merge into any person or sell or convey to another person all or substantially all of our property and assets,

and the holders of our common stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, the holders of the convertible notes may convert the convertible notes into the consideration they would have received if they had converted their convertible notes immediately prior to such reclassification, change, consolidation, combination, merger, sale or conveyance. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

       If a taxable distribution to holders of our common stock or other transaction occurs which results in any adjustment of the conversion price, you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock. See "Certain United States Federal Income Tax Considerations."

       We may from time to time, to the extent permitted by law, reduce the conversion price of the convertible notes by any amount for any period of at least 20 days. In that case, we will give at least 15 days' notice of such decrease. We may make such reductions in the conversion price, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

OPTIONAL REDEMPTION BY ONLINE RESOURCES

       Provisional Redemption

       At any time prior to October 1, 2003, we may redeem some or all of the convertible notes on at least 20 but not more than 60 days' notice at a provisional redemption price equal to 103.00% of the principal amount of convertible notes if:

              (1) the shelf registration statement covering resales of convertible notes and the common stock issuable upon conversion of the convertible notes is effective and available for use and is expected to remain effective and available for use for the 30 days following the provisional redemption date; and

              (2) the Current Market Value of our common stock equals or exceeds the following triggering percentages of the conversion price then in effect for at least 20 trading days in any consecutive 30 day trading period ending on the trading day prior to the date the notice of the provisional redemption is mailed. The "Current Market Value" means the average of the high and low sale prices of our common stock, as reported on the Nasdaq National Market or any national securities exchange on which our common stock is then listed, on such trading day.

                                                                               TRIGGER
       DURING THE TWELVE MONTHS COMMENCING                                     PERCENTAGE
       -----------------------------------                                     ----------
       October 1, 2000 ...........................................................200%

       October 1, 2001 ...........................................................175%

       October 1, 2002 ...........................................................150%

       Upon any provisional redemption, we will make an additional payment (the "interest make-whole payment") with respect to the convertible notes we call for provisional redemption. The interest make-whole payment will equal the sum of

              (1) the present value of the aggregate amount of the interest that would otherwise have accrued from the provisional redemption date through October 1, 2003 (the "interest make-whole period"); and

              (2) unpaid Additional Amounts (as defined in "-- Registration Rights"), if any.

       We will calculate the present value by using the bond equivalent yield on U.S. Treasury notes or bills having a term nearest in length to that of the interest make-whole period, as of the date the notice of the provisional redemption is mailed. We will pay the interest make-whole payment on all convertible notes we call for provisional redemption, including those convertible notes which are converted into our common stock after the date the notice of the provisional redemption is mailed and prior to the provisional redemption date.

       We will pay the provisional redemption price and the interest make-whole payment in cash or, at our option, in common stock. The number of shares of common stock a holder will receive will equal the sum of the provisional redemption price and the interest make-whole payment divided by the average of the Trading Prices of our common stock for the five trading days immediately preceding and including the third day prior to the date of the provisional redemption. However, we may not pay you in common stock unless we satisfy certain conditions described in the indenture.

       In addition, we will pay interest on the convertible notes being redeemed, including those convertible notes which are converted into our common stock after the date the notice of the provisional redemption is mailed and prior to the provisional redemption date. This interest will include interest accrued and unpaid to, but excluding, the provisional redemption date. If the provisional redemption date is an interest payment date, we will pay the interest to the holder of record on the corresponding record date, which may or may not be the same person to whom we will pay the provisional redemption price.

       Non-provisional Redemption

       At any time on or after October 1, 2003, we may redeem some or all of the convertible notes on at least 20 but not more than 60 days' notice, at the following redemption prices (expressed in percentages of the principal amount).

        DURING THE TWELVE MONTHS COMMENCING                             REDEMPTION PRICE
        -----------------------------------                             ----------------
        October 1, 2003 ....................................................102.000%
        October 1, 2004 ....................................................101.000%

       In addition, we will pay interest on the convertible notes being redeemed, including those convertible notes which are converted into our common stock after the date the notice of the redemption is mailed and prior to the redemption date. This interest will include interest accrued and unpaid to, but excluding, the redemption date. If the redemption date is an interest payment date, we will pay the interest to the holder of record on the corresponding record date, which may or may not be the same person to whom we will pay the redemption price.

REPURCHASE AT THE OPTION OF HOLDERS

       If a change of control occurs, you will have the right to require us to repurchase all of your convertible notes not previously called for redemption, or any portion of those convertible notes that is equal to $1,000 or a whole multiple of $1,000. The repurchase date is 45 days after the date we give notice of a change of control. The repurchase price is equal to 100% of the principal amount of the convertible notes to be repurchased. We will also pay interest accrued and unpaid to, but excluding, the repurchase date.

       Instead of paying the repurchase price in cash, we may pay the repurchase price in common stock. The number of shares of common stock a holder will receive will equal the repurchase price divided by 95% of the average of the closing sale prices of our common stock for the five trading days immediately preceding and including the third day prior to the repurchase date. However, we may not pay in common stock unless we satisfy certain conditions prior to the repurchase date as provided in the indenture.

       Within 30 days after the occurrence of a change of control, we are required to give you notice of the occurrence of the change of control and of your resulting repurchase right. To exercise the repurchase right, you must deliver prior to or on the 30th day after the date of our notice written notice to the trustee of your exercise of your repurchase right, together with the convertible notes with respect to which your right is being exercised. Your notice will be irrevocable, except with respect to conversion rights. You may withdraw this otherwise irrevocable notice by delivering to the paying agent a notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date, so long as you also convert these convertible notes prior to the close of business on the business day immediately preceding the repurchase date. We will not pay interest accrued and unpaid on any of the convertible notes you convert.

       A "change of control" will be deemed to have occurred at such time after the original issuance of the convertible notes when either of the following has occurred:

              - the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

              - our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

                     (1) any transaction (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and (B) pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of the capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; and

                     (2) any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

       However, a change of control will be deemed not to have occurred if the closing sale price per share of our common stock for any five trading days within:

              - the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control, in the case of a change of control under the first clause above, or

              - the period of 10 consecutive trading days ending immediately before the change of control, in the case of a change of control under the second clause above,

equals or exceeds 110% of the conversion price of the convertible notes in effect on each such trading day. The beneficial owner shall be determined in accordance with Rule l3d-3 promulgated by the SEC under the Exchange Act. The term "person" includes any syndicate or group which would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

       Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the convertible notes. We will comply with this rule to the extent applicable at that time.

       We may, to the extent permitted by applicable law, at any time purchase the convertible notes in the open market or by tender at any price or by private agreement. Any convertible note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any convertible notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

       The change of control feature of the convertible notes may in certain circumstances make more difficult or discourage a takeover of Online Resources and thus, the removal of incumbent management. The repurchase right is not the result of our knowledge of any effort to accumulate any common stock or to obtain control of Online Resources by means of a merger, tender offer, solicitation, or otherwise, or part of a plan by us to adopt a series of anti-takeover provisions. Instead, this right is the result of negotiations between us and the initial purchasers.

       The foregoing provisions would not necessarily protect holders of the convertible notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

       Our ability to repurchase convertible notes upon the occurrence of a change in control is subject to important limitations. The occurrence of a change in control could cause an event of default under, or be prohibited or limited by, the terms of Senior Debt that we may incur in the future. As a result, any repurchase of the convertible notes would, absent a waiver, be prohibited under the subordination provisions of the indenture until the Senior Debt is paid in full. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the convertible notes that might be delivered by holders of convertible notes seeking to exercise the repurchase right. Any failure by us to repurchase the convertible notes when required following a change in control would result in an event of default under the indenture, whether or not such repurchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under Senior Debt that we may incur in the future. See "-- Subordination" below.

SUBORDINATION

       The convertible notes are subordinated in right of payment to the prior payment in full of all our existing and future Senior Debt. The indenture provides that in the event of any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the holders of our Senior Debt will first be paid in respect of all Senior Debt in full in cash or other payment satisfactory to the holders of Senior Debt before we make any payments of principal of, or premium, if any, and interest (including Additional Amounts or interest make-whole payments, if any) on the convertible notes. In addition, if the convertible notes are accelerated because of an event of default, the holders of any Senior Debt would be entitled to payment in full in cash or other payment satisfactory to the holders of Senior Debt of all obligations in respect of Senior Debt before the holders of the convertible notes are entitled to receive any payment or distribution. Under the indenture, we must promptly notify holders of Senior Debt if payment of the convertible notes is accelerated because of an event of default.

       The indenture further provides if any default by us has occurred and is continuing in the payment of principal of or premium, if any, or interest on, rent or other payment obligations in respect of, any Senior Debt, no payment may be made on account of principal of, premium, if any, or interest on the convertible notes (including Additional Amounts or interest make-whole payments, if any), until all such payments due in respect of that Senior Debt have been paid in full in cash or other payment satisfactory to the holders of that

Senior Debt. During the continuance of any event of default with respect to any Designated Senior Debt (other than a default in payment of the principal of or premium, if any, or interest on, rent or other payment obligations in respect of any Designated Senior Debt), permitting the holders thereof to accelerate the maturity thereof (or, in the case of any lease, permitting the landlord either to terminate the lease or to require us to make an irrevocable offer to terminate the lease following an event of default thereunder), no payment may be made by us, directly or indirectly, with respect to principal of or premium, if any, or interest on the convertible notes (including Additional Amounts or interest make-whole payments, if any) for 179 days following written notice to us, from any holder, representative or trustee under any agreement pursuant to which that Designated Senior Debt may have been issued, that such an event of default has occurred and is continuing, unless such event of default has been cured or waived or that Designated Senior Debt has been paid in full in cash or other payment satisfactory to the holders of that Designated Senior Debt. However, if the maturity of that Designated Senior Debt is accelerated (or, in the case of a lease, as a result of such events of default, the landlord under the lease has given us notice of its intention to terminate the lease or to require us to make an irrevocable offer to terminate the lease following an event of default thereunder), no payment may be made on the convertible notes until that Designated Senior Debt has been paid in full in cash or other payment satisfactory to the holders of that Designated Senior Debt or such acceleration (or termination, in the case of the lease) has been cured or waived.

       By reason of such subordination provisions, in the event of insolvency, funds which we would otherwise use to pay the holders of convertible notes will be used to pay the holders of Senior Debt to the extent necessary to pay Senior Debt in full in cash or other payment satisfactory to the holders of Senior Debt. As a result of these payments, our general creditors may recover less, ratably, than holders of Senior Debt and such general creditors may recover more, ratably, than holders of convertible notes.

       "Senior Debt" means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or termination payment with respect to or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, our Indebtedness, whether outstanding on the date of the indenture or subsequently created, incurred, assumed, guaranteed or in effect guaranteed by us (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing), unless in the case of any particular Indebtedness, the instrument creating or evidencing such Indebtedness or the assumption or guarantee thereof expressly provides that that Indebtedness shall not be senior in right of payment to the convertible notes or expressly provides that such Indebtedness is equal with or junior to the convertible notes. However, the term "Senior Debt" does not include our Indebtedness to any of our subsidiaries of which we own, directly or indirectly, a majority of the voting stock.

"Indebtedness" means, with respect to any person:

              (1) all indebtedness, obligations and other liabilities (contingent or otherwise) of that person for borrowed money (including obligations in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, convertible notes, notes or other instruments for the payment of money, or incurred in connection with the acquisition of any property, services or assets (whether or not the recourse of the lender is to the whole of the assets of such person or to only a portion thereof), other than any account payable or other accrued current liability or obligation to trade creditors incurred in the ordinary course of business in connection with the obtaining of materials or services;

              (2) all reimbursement obligations and other liabilities (contingent or otherwise) of that person with respect to letters of credit, bank guarantees, bankers' acceptances, surety bonds, performance bonds or other guaranty of contractual performance;

              (3) all obligations and liabilities (contingent or otherwise) in respect of (A) leases of such person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such person, and (B) any lease or related documents (including a purchase agreement) in connection with the lease of real property which provides that such person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the landlord and the obligations of such person under such lease or related document to purchase or to cause a third party to purchase the leased property;

              (4) all obligations of such person (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

              (5) all direct or indirect guaranties or similar agreements by that person in respect of, and obligations or liabilities (contingent or otherwise) of that person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through
                     (4);

              (6)    any indebtedness or other obligations described in clauses
                     (1) through (4) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such person; and

              (7) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (6).

       "Designated Senior Debt" means our Senior Debt which, at the date of determination, has an aggregate amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $5 million and is specifically designated in the instrument evidencing or governing that Senior Debt as "Designated Senior Debt" for purposes of the indenture. However, the instrument may place limitations and conditions on the right of that Senior Debt to exercise the rights of Designated Senior Debt. As of September 30, 2000, we had approximately $487,818 of Senior Debt and no Designated Senior Debt. The indenture does not restrict the creation of Senior Debt or any other indebtedness in the future. For information concerning our potential incurrence of additional Senior Debt, see "Management's Discussion of and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

       The convertible notes are our obligations exclusively and will be, in effect, subordinated to all Indebtedness (including trade payables) of any subsidiaries that we own in the future. The indenture does not limit the amount of Indebtedness or other liabilities any future subsidiaries may incur. Our ability to make required interest, principal, repurchase, cash conversion or redemption payments on the convertible notes may be impaired as a result of the obligations of any future subsidiaries. Any future subsidiaries would be separate and distinct legal entities and would have no obligation, contingent or otherwise, to pay any amounts due pursuant to the convertible notes or to make any funds available therefor, whether by dividends, loans or other payments. Any right we have to receive assets of any of our future subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the holders of the convertible notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that we are ourselves recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.

       In the event that, notwithstanding the foregoing, the trustee or any holder of convertible notes receives any payment or distribution of assets of any kind in contravention of any of the subordination provisions of the indenture, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the convertible notes before all Senior Debt is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of the holders of the Senior Debt or their representative or representatives to the extent necessary to make payment in full of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Debt.

       We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties relating to the convertible notes. The trustee's claims for such payments will be senior to those of holders of the convertible notes in respect of all funds collected or held by the trustee.

EVENTS OF DEFAULT

       Each of the following constitutes an event of default under the indenture:

              (1) our failure to pay when due the principal of or premium, if any, on any of the convertible notes at maturity, upon redemption or exercise of a repurchase right or otherwise, whether or not such payment is prohibited by the subordination provisions of the indenture;

              (2) our failure to pay an installment of interest (including Additional Amounts, if any) on any of the convertible notes for 30 days after the date when due, whether or not such payment is prohibited by the subordination provisions of the indenture;

              (3) our failure to perform or observe any other term, covenant or agreement contained in the convertible notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the convertible notes then outstanding;

              (4) our default under any Indebtedness for money borrowed by us, the aggregate outstanding principal amount of which is in an amount in excess of $5 million, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the convertible notes then outstanding, which default:

                     - is caused by our failure to pay when due principal or interest on such Indebtedness by the end of the applicable grace period, if any, unless such Indebtedness is discharged; or

                     - results in the acceleration of such Indebtedness, unless such acceleration is waived, cured, rescinded or annulled; and

              (5) certain events of our bankruptcy, insolvency or reorganization.

       The indenture provides that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the convertible notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the convertible notes when due or in the payment of any redemption or repurchase obligation.

       If an event of default specified in clause (5) above occurs and is continuing, then automatically the principal of all the convertible notes and the interest thereon shall become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to clause (5) above (the default not having been cured or waived as provided under "-- Modifications, Amendments and Meetings" below), the trustee or the holders of at least 25% in aggregate principal amount of the convertible notes then outstanding may declare the convertible notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of convertible notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled either with the written consent of the holders of a majority in aggregate principal amount of the convertible notes then outstanding or a majority in aggregate principal amount of the convertible notes represented at a meeting at which a quorum (as specified under "-- Modifications, Amendments and Meetings" below) is present, in each case upon the conditions provided in the indenture.

       The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of convertible notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the convertible notes then outstanding through their written consent, or the holders of a majority in aggregate principal amount of the convertible notes then outstanding represented at a meeting at which a quorum is present by a written resolution, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

       We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

CONSOLIDATION, MERGER OR ASSUMPTION

       We may, without the consent of the holders of convertible notes, consolidate with, merge into or transfer all or substantially all of our assets to any other corporation organized under the laws of the United States or any of its political subdivisions provided that:

              - the surviving corporation assumes all our obligations under the indenture and the convertible notes;

              - at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

              -      certain other conditions are met.

MODIFICATIONS, AMENDMENTS AND MEETINGS

       Changes Requiring Approval of Each Affected Holder

       The indenture (including the terms and conditions of the convertible notes) cannot be modified or amended without the written consent or the affirmative vote of the holder of each convertible note affected by such change to:

              - change the maturity of the principal of or any installment of interest on that convertible note (including any payment of Additional Amounts);

              - reduce the principal amount of, or any premium or interest on (including any payment of Additional Amounts), that convertible note;

              - change the currency of payment of that convertible note or interest thereon;

              - impair the right to institute suit for the enforcement of any payment on or with respect to that convertible note;

              - modify our obligations to maintain an office or agency for payments on the convertible notes in New York City;

              - except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase option of holders upon a change of control or the conversion rights of holders of the convertible notes;

              - modify the subordination provisions of the indenture in a manner adverse to the holders of convertible notes;

              - modify the redemption provisions of the indenture in a manner adverse to the holders of convertible notes;

              - reduce the percentage in aggregate principal amount of convertible notes outstanding necessary to modify or amend the indenture or to waive any past default; or

              - reduce the percentage in aggregate principal amount of convertible notes outstanding required for the adoption of a resolution or the quorum required at any meeting of holders of convertible notes at which a resolution is adopted.

       Changes Requiring Majority Approval

              - The indenture (including the terms and conditions of the convertible notes) may be modified or amended either:

              - with the written consent of the holders of at least a majority in aggregate principal amount of the convertible notes at the time outstanding; or

              - by the adoption of a resolution at a meeting of holders by at least a majority in aggregate principal amount of the convertible notes represented at such meeting.

       Changes Requiring No Approval

       The indenture (including the terms and conditions of the convertible notes) may be modified or amended by us and the trustee, without the consent of the holder of any convertible note, for the purposes of, among other things:

              - adding to our covenants for the benefit of the holders of convertible notes;

              -      surrendering any right or power conferred upon us;

              - providing for conversion rights of holders of convertible notes if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

              - providing for the assumption of our obligations to the holders of convertible notes in the case of a merger, consolidation, conveyance, transfer or lease;

              - reducing the conversion price, provided that the reduction will not adversely affect the interests of the holders of convertible notes;

              - complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

              - making any changes or modifications necessary in connection with the registration of the convertible notes under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of convertible notes in any material respect;

              - curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of convertible notes in any material respect;

              - adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of convertible notes; or

              - make provision for the establishment of a book-entry system, in which holders of convertible notes would have the option to participate, for the clearance and settlement of transactions in securities originally issued in definitive form.

       Meetings

       The indenture contains provisions for convening meetings of the holders of convertible notes to consider matters affecting their interests.

       Quorum

       The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the convertible notes at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of the aggregate principal amount.

SATISFACTION AND DISCHARGE

       We may satisfy and discharge our obligations under the indenture while convertible notes remain outstanding, subject to certain conditions, if-

              - all outstanding convertible notes will become due and payable at their scheduled maturity within one year; or

              - all outstanding convertible notes are scheduled for redemption within one year,

and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding convertible notes on the date of their scheduled maturity or the scheduled date of redemption.

GOVERNING LAW

       The indenture and the convertible notes are governed by, and construed in accordance with, the law of the State of New York.

INFORMATION CONCERNING THE TRUSTEE

       Bankers Trust Company, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the convertible notes. American Stock Transfer is the transfer agent and registrar for our common stock. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

REGISTRATION RIGHTS

       When we issued the convertible notes, we entered into a registration rights agreement with the placement agent for the benefit of the holders of the convertible notes. As required under the agreement, we have filed with the SEC, at our expense, a shelf registration statement, of which this prospectus forms a part, covering the resale by holders of convertible notes and the common stock issuable upon conversion of the convertible notes. Pursuant to the agreement, we will, at our expense:

              - use our reasonable efforts to keep the registration statement effective until the earliest of

                     - two years after the last date of original issuance of any of the convertible notes;

                     - the date when the holders of the convertible notes and the common stock issuable upon conversion of the convertible notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act; and

                     - the date when all of the convertible notes and the common stock into which the convertible notes are convertible that are owned by the holders who complete and deliver in a timely manner the selling security holder election and questionnaire described below are registered under the shelf registration statement and disposed of in accordance with the shelf registration statement.


       Each holder must notify us not later than three business days prior to any proposed sale by that holder pursuant to the shelf registration statement. This notice will be effective for five business days. We may suspend the holder's use of the prospectus for a reasonable period not to exceed 45 days in any 90-day period, and not to exceed an aggregate of 90 days in any 360-day period, if:

              - the prospectus would, in our judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing; and

              - we reasonably determine that the disclosure of this material non-public information would have a material adverse effect on us and our subsidiaries taken as a whole.

       However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, we may extend the suspension period from 45 days to 60 days. Each holder, by its acceptance of a convertible note, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.

       Upon the initial sale of convertible notes or common stock issued upon conversion of the convertible notes, each selling holder will be required to deliver a notice of such sale, to the trustee and us. The notice will, among other things:

              - identify the sale as a transfer pursuant to the shelf registration statement;

              - certify that the prospectus delivery requirements, if any, of the Securities Act have been complied with;

              - certify that the selling holder and the aggregate principal amount of convertible notes or number of shares, as the case may be, owned by such holder are identified in the related prospectus in accordance with the applicable rules and regulations under the Securities Act;

If:

              - we have not filed the shelf registration statement with the SEC prior to or on the 90th day following the earliest date of original issuance of any of the convertible notes;

              - the shelf registration statement has not been declared effective prior to or on the 180th day following the earliest date of original issuance of any of the convertible notes; or

              - the registration statement ceases to be effective or fails to be usable and (1) we do not cure the registration statement within five business days by a post-effective amendment or a report filed pursuant to the Exchange Act or
                     (2) if applicable, we do not terminate the suspension period, described in the preceding paragraph, by the 45th or 60th day, as the case may be (each, a "registration default"),

then additional interest (the "Additional Amounts") will accrue on the convertible notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Additional Amounts will be paid semiannually in arrears, with the first semiannual payment due on the first interest payment date, as applicable, following the date on which such Additional Amounts begin to accrue, and will accrue at a rate per year equal to:

              - an additional 0.25% of the principal amount to and including the 90th day following such registration default; and

              - an additional 0.5% of the principal amount from and after the 91st day following such registration default.

       In no event will Additional Amounts accrue at a rate per year exceeding 0.5%. If a holder has converted some or all of its convertible notes into common stock, the holder will be entitled to receive equivalent amounts based on the principal amount of the convertible notes converted. A holder will not be entitled to Additional Amounts unless it has provided all information requested by the questionnaire prior to the twenty business day deadline.

FORM, DENOMINATION AND REGISTRATION

       Denomination and Registration. The convertible notes were issued in fully registered form, without coupons, in minimum denominations of $250,000 principal amount and whole multiples of $1,000.

       Global Notes; Book-Entry Form. The convertible notes issued initially to QIBs are represented by a single, permanent global note in definitive, fully-registered form without interest coupons. The global note was deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

       Investors who are QIBs and who purchase convertible notes in reliance on an exemption pursuant to Section 4 of the Securities Act may hold their interests in the global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants.

       Convertible notes issued or transferred to accredited investors (as defined in Rule 501 under the Securities Act) were issued and physically delivered in fully registered, definitive form and may not be represented by interests in the global note.

       Upon transfer of a definitive convertible note to a QIB pursuant to Rule 144A, the definitive convertible note may be exchanged for an interest in the global note, and the transferee may hold its interest through a participant in DTC. All transfers described in this paragraph are subject to certain restrictions set forth in the indenture, including a requirement for the delivery of certain certifications and other documents.

       Except as set forth below, the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

              DTC has advised us that it is:

              - a limited purpose trust company organized under the laws of the State of New York;

              -      a member of the Federal Reserve System;

              - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

              - a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

       DTC was created to hold securities of institutions that have accounts with DTC and to facilitate the clearance and settlement of securities transactions among its participants in securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include:

              -      securities brokers and dealers;

              -      banks;

              -      trust companies;

              -      clearing corporations; and

              -      certain other organizations.

       Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

       Upon the issuance of the global note, DTC credited, on its book-entry registration and transfer system, the respective principal amounts of the individual beneficial interests represented by the global note to the accounts of participants. The accounts credited were be designated by the initial purchasers of the beneficial interests. Ownership of beneficial interests in the global note is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global note is shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests) and the participants (with respect to the owners of beneficial interests in the global note other than participants).

       So long as DTC or its nominee is the registered holder and owner of the global note, DTC or its nominee, as the case may be, will be considered the sole legal owner of the convertible notes represented by the global note for all purposes under the indenture and the convertible notes. Except as set forth below, owners of beneficial interests in the global note will not be entitled to receive definitive convertible notes and will not be considered to be the owners or holders of any convertible notes under the global note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global note desires to take any action that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take the action, and that participants would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in the global note will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture.

       We will make payments of the principal, premium, if any and interest (including Additional Amounts and interest make-whole payments, if any) on the convertible notes represented by the global note registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

       We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants and indirect participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for accounts of customers registered in the names of nominees for these customers. The payments, however, will be the responsibility of the participants and indirect participants, and neither we, the trustee nor any paying agent or conversion agent will have any responsibility or liability for:

              - any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global note;

              - maintaining, supervising or reviewing any records relating to the beneficial ownership interests;

              - any other aspect of the relationship between DTC and its participants; or

              - the relationship between the participants and indirect participants and the owners of beneficial interests in the global note.

       Unless and until it is exchanged in whole or in part for definitive convertible notes, the global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

       Participants in DTC will effect transfers with other participants in the ordinary way in accordance with DTC rules and will settle transfers in same-day funds. If a holder requires physical delivery of a definitive convertible note for any reason, including to sell convertible notes to persons in jurisdictions which require physical delivery or to pledge convertible notes, the holder must transfer its interest in the global note in accordance with the normal procedures of DTC and the procedures set forth in the indenture.

       We expect that DTC will take any action permitted to be taken by a holder of convertible notes (including the presentation of convertible notes for exchange as described below) only at the direction of one or more participants to whose accounts at DTC interests in the global note are credited and only in respect of the portion of the aggregate principal amount of the convertible notes as to which the participant or participants has or have given direction. However, if there is an event of default under the convertible notes, DTC will exchange the global note for definitive convertible notes, which it will distribute to its participants. These definitive convertible notes are subject to certain restrictions on registration of transfers and will bear appropriate legends restricting their transfer.

       Although we expect that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither we nor the trustee have any responsibility for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing their operations.

       If DTC is at any time unwilling or unable to continue as a depositary for the global note or ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days, we will issue definitive convertible notes in exchange for the global note. The definitive convertible notes will be subject to certain restrictions on registration of transfers and will bear appropriate legends concerning these restrictions.

       Definitive Convertible Notes. A QIB may request that its convertible note be issued in definitive form, and may request at any time that its interest in a global note be exchanged for a convertible note in definitive form. Definitive convertible notes may also be issued in exchange for convertible notes represented by the global notes if we do not appoint a successor depositary as set forth above under " - Global Notes; Book-Entry Form" or in certain other circumstances set forth in the indenture.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

       The following is a summary of certain U.S. federal income tax consequences of the purchase, ownership, disposition and conversion of the convertible notes and the common stock into which convertible notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury Regulations, Internal Revenue Service ("IRS") rulings, and judicial decisions currently in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations.

       This summary does not deal with all aspects of U.S. federal income taxation that may be relevant to holders of the convertible notes or common stock and does not deal with tax consequences arising under the laws of any state, local or foreign jurisdiction or with any estate or gift tax considerations. This summary deals only with holders that will hold convertible notes and common stock as capital assets and does not address tax considerations applicable to investors that may be subject to special tax rules such as banks, insurance companies, tax-exempt organizations, dealers in securities or currencies, traders in securities that elect mark-to-market treatment, persons that will hold convertible notes or common stock as part of an integrated investment (including a "straddle") comprised of convertible notes or shares of common stock and one or more other positions, persons that have a "functional currency" other than the U.S. dollar or holders of convertible notes that did not acquire the convertible notes in the initial distribution thereof at their original issue price.

       For the purpose of this discussion, a "U.S. Holder" refers to (a) an individual who is a citizen or resident of the United States, (b) a U.S. domestic corporation or (c) any other person that is subject to U.S. federal income tax on a net income basis in respect of its investment in the convertible notes.

       PROSPECTIVE HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THEIR OWNERSHIP AND DISPOSITION OF THE CONVERTIBLE NOTES, INCLUDING CONVERSION OF THE CONVERTIBLE NOTES, AND THE EFFECT THAT THEIR PARTICULAR CIRCUMSTANCES MAY HAVE ON SUCH TAX CONSEQUENCES.


CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS

Interest on Convertible Notes

       Stated interest on the convertible notes generally will be taxable to a U.S. Holder as ordinary interest income at the time that such interest is accrued or received in accordance with the holder's regular method of accounting for U.S. federal income tax purposes.


Sale, Exchange, Redemption or Retirement of Convertible Notes

       In general, a U.S. Holder of convertible notes will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of the convertible notes (other than a conversion into common stock or a repurchase for common stock) measured by the difference between (a) the amount realized (except to the extent attributable to accrued but unpaid interest which will be treated as such) and (b) the U.S. Holder's adjusted tax basis in the convertible notes. Any such gain or loss recognized on the sale, exchange, redemption, retirement or other disposition of a convertible note will be capital gain or loss, and generally will be long-term capital gain or loss if the convertible note has been held for more than one year at the time of the sale or exchange.


Conversion or Repurchase for Common Stock

       In general, a holder of convertible notes will not recognize gain or loss on the conversion of the convertible notes into shares of common stock or a repurchase of a convertible note for common stock, except upon the receipt of cash in lieu of a fractional share. The holder's tax basis in the shares of common stock received upon conversion or repurchase of the convertible notes will equal the holder's aggregate basis in the convertible notes exchanged therefor (less any portion thereof allocable to a fractional share). The holding period of the shares of common stock received by the holder upon conversion or repurchase of convertible notes generally will include the period during which the holder held the convertible notes prior to conversion or repurchase. Cash received in lieu of a fractional share of common stock should be treated as a payment in exchange for such fractional share (rather than a dividend). Gain or loss recognized on the receipt of cash paid in lieu of a fractional share generally will equal the difference between the amount of cash received and the tax basis allocable to the fractional share. Any such gain or loss generally will result in capital gain or loss, and generally will be long-term capital gain or loss if the convertible notes were held for more than one year at the time of conversion or repurchase.

Registration Rights

       The registration of the convertible notes pursuant to our obligations under "Description of the Convertible Notes--Registration Rights" will not constitute a taxable event for U.S. federal income tax purposes and will not affect a U.S. Holder's tax basis in the convertible notes. A U.S. Holder's holding period for the registered convertible notes will include the holding period such U.S. Holder had in the convertible notes before such convertible notes were registered.


Adjustments to Conversion Price-Constructive Dividends

       If at any time (a) we make a distribution to our shareholders or purchase common stock in a tender offer and such distribution or purchase would be taxable to such stockholders as a dividend for U.S. federal income tax purposes (e.g., distributions of evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for common stock) and, pursuant to the antidilution provisions in the indenture, the conversion rate of the convertible notes is increased, (b) the conversion rate of the convertible notes is increased due to an annual adjustment (as described in the indenture), or (c) the conversion rate of the convertible notes is increased at our discretion, such increase may be deemed to be the payment of a taxable dividend to holders or beneficial owners of convertible notes (pursuant to Section 305 of the Code). Holders of convertible notes therefore could have taxable income as a result of an event in which they receive no cash or property. Similarly, a failure to adjust the conversion rate to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock could, in some circumstances, give rise to deemed dividend income to U.S. Holders of such common stock.


Dividends Paid on the Shares

       In general, a U.S. Holder will be required to include in gross income as ordinary dividend income the amount of any distributions paid on the common stock after a conversion or repurchase for common stock (or deemed distributions on the convertible notes as described above under "Adjustments to Conversion Price--Constructive Dividends") to the extent that such distributions are paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Distributions in excess of such earnings and profits will be applied against and will reduce the U.S. Holder's tax basis in its common stock and, to the extent in excess of such tax basis, will be treated as gain from a sale or exchange of such common stock.

Disposition of Shares

       Gain or loss realized on the sale or exchange of common stock will equal the difference between (a) the amount realized on such sale or exchange and (b) the holder's adjusted tax basis in such common stock. Such gain or loss will generally be long-term capital gain or loss if the holder has held or is deemed to have held (e.g., by reason of ownership of the convertible notes) the common stock for more than one year.


CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO NON-U.S. HOLDERS

Interest on Convertible Notes

       Payment on a convertible note by us or any paying agent to a holder of a convertible note that is not a U.S. Person (as defined below) (a "Non-U.S. Holder") will not be subject to withholding of U.S. federal income tax, provided that, with respect to payments of interest, (a) the holder does not actually or constructively own 10 percent or more of the combined voting power of all classes of our capital stock and is not a controlled foreign corporation related to us through stock ownership and (b) the beneficial owner of the convertible note provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a Non-U.S. Holder in compliance with applicable requirements (or, with respect to payments made after December 31, 2000, satisfies certain documentary evidence requirements for establishing that it is a Non-U.S. Holder).

       If these requirements are not satisfied, a thirty percent withholding tax will apply to interest payments on the convertible notes, unless the interest is effectively connected with a U.S. trade or business, or an applicable treaty provides for a lower rate of, or exemption from, withholding tax.

       For this purpose, a "U.S. Person" is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source or a trust if (a) a U.S. court is able to exercise primary supervision over the trust's administration and (b) one or more United States persons have the authority to control all of the trust's substantial decisions.

Sale, Exchange or Redemption of Convertible Notes or Shares of Common Stock

       In general, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange or redemption of convertible notes or shares of common stock received in exchange therefor, unless (a) such gain is effectively connected with the conduct by the holder of a trade or business in the United States or (b) in the case of gain realized by an individual holder, the holder is present in the United States for 183 days or more in the taxable year of the sale and either (A) such gain or income is attributable to an office or other fixed place of business maintained in the United States by such holder or (B) such holder has a tax home in the United States.


Conversion of Convertible Notes

       A Non-U.S. Holder generally will not be subject to U.S. federal income tax on the conversion of a convertible note into shares of common stock. However, to the extent a Non-U.S. Holder receives cash in lieu of a fractional share upon conversion, any gain upon the receipt of cash would be subject to the rules described above regarding the sale or exchange of common shares.


Dividends on Shares of Common Stock

       In general, any dividend paid, or deemed paid, on common stock (including a deemed distribution on the convertible notes described above under "Certain Federal Income Tax Consequences Applicable to U.S. Holders-Adjustments to Conversion Price-Constructive Dividends") to a Non-U.S. Holder will be subject to U.S. federal income tax withholding at a rate of 30%, unless (a) a lower rate is provided by an applicable tax treaty or (b) the distribution is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder. For either of these exceptions to apply, the Non-U.S. Holder may be required to provide a properly executed certificate claiming the benefit of a treaty or exemption.


Federal Estate Taxes

       A convertible note will not be subject to U.S. federal estate tax as a result of the death of a holder who is not a citizen or resident of the United States at the time of death, provided that such holder did not at the time of death actually or constructively own 10 percent or more of the combined voting power of all classes of our stock and, at the time of such holder's death, payments of interest on such convertible note would not have been effectively connected with the conduct by such holder of a trade or business in the United States.

       Common stock owned or treated as being owned by a Non-U.S. Holder at the time of death will be included in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.


INFORMATION REPORTING AND BACKUP WITHHOLDING

U.S. Holders

       Information reporting and backup withholding may apply to payments of principal, interest, premium or dividends on or the proceeds from the sale or other disposition (including a payment of cash in lieu of a fractional share upon conversion) of the convertible notes or common stock with respect to certain noncorporate U.S. Holders. Such U.S. Holders generally will be subject to backup withholding at a rate of 31% unless the U.S. Holder provides a correct taxpayer identification number and certain other information, certified under penalties of perjury, to the payor, or otherwise establishes an exemption from backup withholding. Any amount withheld under backup withholding is allowable as a credit against the U.S. Holder's federal income tax liability, provided the proper information is provided to the IRS.


Non-U.S. Holders

       In general, information reporting will apply to payments of interest and/or premium (if any) on the convertible notes or dividends on the common stock, and backup withholding at a rate of 31% may apply unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption. In addition, information reporting and backup withholding will apply to payments of principal on the convertible notes unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

       Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a convertible note or common stock effected outside the United States by a foreign office of a foreign "broker" (as defined in applicable

Treasury regulations), provided that such broker (a) derives less than 50 percent of its gross income for certain periods from the conduct of a trade or business in the United States, (b) is not a controlled foreign corporation for U.S. federal income tax purposes and (c) with respect to sales effected after December 31, 2000, is not a foreign partnership that, at any time during its taxable year, is 50 percent or more (by income or capital interest) owned by U.S. persons or is engaged in the conduct of a U.S. trade or business. Payment of the proceeds of the sale of a convertible note or common stock effected outside the United States by a foreign office of any other broker will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of a sale or other disposition (including a payment of cash in lieu of a fractional share upon conversion) of a convertible note or common stock by the United States office of a broker will be subject to information reporting requirements and backup withholding tax unless the beneficial owner certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

                          DESCRIPTION OF CAPITAL STOCK

       The following summarizes all of the material provisions of the common stock and preferred stock. It does not purport to be complete, however, and is subject to, and qualified in its entirety by, the provisions of our Restated Certificate of Incorporation and our Amended and Restated Bylaws, as they will be amended at the same time, and by the provisions of applicable law.

       The authorized capital stock of Online Resources consists of 35,000,000 shares of common stock, par value $.0001 per share, and 3,000,000 shares of preferred stock, par value $.001 per share, of which 11,647,098 shares of common stock (assuming no exercise of outstanding options and warrants to purchase shares of common stock) and no shares of preferred stock are outstanding.
All of the issued and outstanding shares of common stock are fully paid and nonassessable. As of September 30, 2000, there were 289 holders of record of outstanding shares of common stock. In addition, as of September 30, 2000, there were outstanding options to purchase 2,664,428 shares of common stock.


COMMON STOCK

       The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. If we liquidate, dissolve or wind up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of any series of preferred stock currently outstanding or which we may designate and issue in the future. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

       Delaware law does not require stockholder approval for any issuance of authorized shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions. One of the effects of the existence of unissued and unreserved common stock may be to enable the Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Online Resources by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.


PREFERRED STOCK

       Pursuant to our Certificate of Incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue up to 3,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, and relative, participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. The Board of Directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Online Resources or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock, and may adversely affect the voting and other rights of the holders of common stock.

WARRANTS

       As of January 1, 2001, there were outstanding warrants to purchase 1,693,418 shares of our common stock. These warrants have expiration dates ranging from March 31, 2001 to December 31, 2003 and have exercise prices that range from $7.01 per share to $8.42 per share. The number of shares for which the warrants are exercisable is subject to adjustment for stock splits, combinations or dividends and reclassifications, exchanges or substitutions.

RESTRICTIONS ON ACQUISITION OF ONLINE RESOURCES

       Certain provisions in our Certificate of Incorporation and Bylaws and in our management remuneration, together with provisions of Delaware corporate law, may have anti-takeover effects.

Restrictions in Certificate Of Incorporation and Bylaws

       A number of provisions of the Certificate of Incorporation and Bylaws will deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of the provisions of our Certificate of Incorporation and Bylaws which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management more difficult.

Board of Directors

       The Board of Directors is divided into three classes, each of which shall contain approximately one-third of the whole number of members of the Board of Directors. Each class shall serve a staggered term, with approximately one-third of the total number of directors being elected each year. The Certificate of Incorporation and Bylaws provide that the size of the Board shall be determined by a majority of the directors. The Certificate of Incorporation and the Bylaws provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, may be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors. The Certificate of Incorporation provides that a director may be removed from the Board of Directors prior to the expiration of his term only for cause, upon the vote of 80% or more of the outstanding shares of voting stock. In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause, and replace it with persons of such holders' choice.

Cumulative Voting, Special Meetings and Action by Written Consent

       The Certificate of Incorporation does not provide for cumulative voting for any purpose. Moreover, special meetings of stockholders may be called only by the Board of Directors or an appropriate committee designated by the Board of Directors. The Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

Authorized Shares

       The Certificate of Incorporation authorizes the issuance of 35,000,000 shares of common stock and 3,000,000 shares of preferred stock. The shares of common stock and preferred stock will be authorized in an amount greater than that to be issued in the offering to provide the Board of Directors with as much flexibility as possible to effect, among other transactions, finances, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of Online Resources. The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. Other than this offering, the Board of Directors currently has no plans for the issuance of additional shares.

Stockholder Vote Required to Approve Business Combinations with Interested Stockholders

       The Certificate of Incorporation requires the approval of the holders of at least 80% of the outstanding shares of voting stock entitled to vote thereon to approve certain "Business Combinations" involving a "Ten Percent Stockholder," each as defined therein, and related transactions. Under Delaware law, absent this provision, business combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of common stock and any other affected class of stock.

       Under the Certificate of Incorporation, the approval of the holders of at least 80% of the shares of capital stock entitled to vote thereon is required for any business combination involving a Ten Percent Stockholder (as defined below) except (i) in cases where the proposed transaction has been approved by a majority of those members of the Board of Directors who are unaffiliated with the Ten Percent Stockholder and were Directors prior to the time when the stockholder became a Ten Percent Stockholder or (ii) if the proposed transaction meets certain conditions set forth therein which are designed to afford the stockholders a fair price in consideration for their shares. In each such case, where stockholder approval is required, the approval of only a majority of the outstanding shares of voting stock is sufficient.

       The term "Ten Percent Stockholder" means, among others, any individual, a group acting in concert, corporation, partnership, association or other entity (other than Online Resources or its subsidiary) who or which is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of voting stock.

       This provision of the Certificate of Incorporation applies to any "Business Combination," which is defined to include:

       - any merger or consolidation of Online Resources or any of its subsidiaries with any Ten Percent Stockholder or Affiliate (as defined in the Certificate of Incorporation) of a Ten Percent Stockholder or any corporation which is, or after such merger or consolidation would be, an Affiliate of a Ten Percent Stockholder;

       - any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Ten Percent Stockholder or Affiliate of 25% or more of the assets of Online Resources or combined assets of Online Resources and its subsidiary;

       - the issuance or transfer to any Ten Percent Stockholder or its Affiliate by Online Resources (or any subsidiary) of any securities of Online Resources (or any subsidiary) in exchange for any cash, securities or other property the value of which equals or exceeds 25% of the fair market value of the common stock of Online Resources and its subsidiaries;

       - the adoption of any plan for the liquidation or dissolution of Online Resources proposed by or on behalf of any Ten Percent Stockholder or Affiliate thereof; and

       - any reclassification of securities, recapitalization, merger or consolidation of Online Resources with any of its subsidiaries which has the effect of increasing the proportionate share of common stock or any class of equity or convertible securities of Online Resources or subsidiary owned directly or indirectly, by a Ten Percent Stockholder or Affiliate thereof.

Supermajority Voting Requirement for Amendment of Certain Provisions of the Certificate of Incorporation

       The Certificate of Incorporation provides that specified provisions contained in the Certificate of Incorporation may not be repealed or amended except upon the affirmative vote of the holders of not less than 80% of the outstanding shares of the common stock entitled to vote generally in the election of directors. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by Delaware law for the repeal or amendment of the Certificate of Incorporation provision. The specific provisions covered by the supermajority voting requirement for amendment of such provisions include the following:

       - the calling of special meetings of stockholders, the absence of cumulative voting rights and the requirement that stockholder action be taken only at annual meetings;

       - the number and classification of the Board of Directors;

       - removing directors;

       - the requirement for the approval of certain Business Combinations involving Ten Percent Stockholders;

       - the indemnification of directors, officers, employees and agents of Online Resources;

       - the limitation of voting rights; and

       - the required stockholder vote for amending the Certificate of Incorporation or Bylaws.

       This provision is intended to prevent the holders of less than 80% of the outstanding stock from circumventing any of the foregoing provisions by amending the Certificate of Incorporation to delete or modify one of such provisions. This provision will enable the holders of more than 20% of the voting stock to prevent amendments to the Certificate of Incorporation or Bylaws even if they were favored by the holders of a majority of the voting stock.

Certain Bylaw Provisions

       Our Bylaws also require a stockholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a stockholder meeting to give at least 90 days advance notice to the Secretary. The notice provision requires a stockholder who desires to raise new business to provide us certain information concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director needs to provide us with certain information concerning the nominee and the proposing stockholder.

Anti-Takeover Effects of the Certificate of Incorporation and Bylaws

       The Board of Directors believes that the provisions of the Certificate of Incorporation, Bylaws and management remuneration plans to be established are in the best interest of Online Resources and its stockholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of Online Resources and its stockholders to encourage potential acquirors to negotiate directly with Board of Directors and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of Online Resources and that otherwise is in the best interest of all stockholders.

Delaware Corporate Law

       The State of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporate Law, is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

       In general, Section 203 provides that a person who owns 15% or more of the outstanding voting stock of a Delaware corporation (an "interested stockholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such Person became an interested stockholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

       The statute exempts the following transactions from the requirements of
Section 203:

       - any business combination if, prior to the date a person became an interested stockholder, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

       - any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an interested stockholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers and by certain employee stock plans;

       - any business combination with an interested stockholder that is approved by the Board of Directors and by a two-thirds vote of the outstanding voting stock not owned by the interested stockholder; and

       - certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the Board of Directors.

       A corporation may exempt itself from the requirements of the statute by adopting an amendment to its certificate of incorporation or bylaws electing not to be governed by Section 203. At the present time, the Board of Directors does not intend to propose any such amendment.

Registration Rights

       We have granted registration rights under registration rights agreements to the purchasers of shares of common stock in 1995, to the recipients of warrants who purchased 10% notes due June 30, 1999 who did not exchange their notes into shares of our previously authorized shares of Series C preferred stock, to the purchasers of Series B preferred stock who did not exchange their shares of Series B preferred stock into shares of Series C preferred stock, to the purchasers of Series C preferred stock, including warrants initially exercisable therefore, and to Sirrom Capital Corporation (now know as Finova Group Inc.) as to warrants it holds. For any holder of our securities who became a party to the registration rights agreement executed in connection with our former Series C preferred stock, such agreement grants registration rights as to all shares of common stock issued and issuable to such holder and waives and disclaims any other registration rights the holder possesses.

       With the exception of the rights granted in 1995, all holders of registration rights have demand rights. In all cases, the holders of registration rights have piggyback rights. No registration rights agreement restricts our right to grant the registration rights to the purchasers of the convertible notes with the exception of the agreement relating to the recipients of warrants who purchased the 10% notes due June 30, 1999. These warrants are exercisable for 28,513 shares of common stock. All shares of common stock the holders of registration rights hold that were issued in 1995 or upon conversion of shares of Series B preferred stock and Series C preferred stock can now be sold under Rule 144. In addition, all warrants we issued subject to registration rights have net exercise provisions which if utilized will enable the holders of these warrants to sell the shares obtained upon exercise of their warrants under Rule 144. These warrants are exercisable for a total of 1,508,471 shares of common stock. Therefore, we do not anticipate the need for any of the holders of registration rights to exercise their rights.

TRANSFER AGENT AND REGISTRAR

       The Transfer Agent and Registrar for the common stock is American Stock Transfer & Trust Company.

                                 SELLING HOLDERS

            The convertible notes were originally issued by us and sold by Jefferies & Co., Inc., as the placement agent, in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the placement agent to be qualified institutional buyers or other accredited investors. Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell any or all of the convertible notes and common stock into which the convertible notes are convertible.

            The following table shows information, as of December 20, 2000, with respect to the selling holders and the principal amounts of convertible notes and amounts of common stock they beneficially own that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling holders.

            The selling holders may offer all, some or none of the convertible notes or common stock into which the convertible notes are convertible. Thus, we cannot estimate the amount of the convertible notes or the common stock that will be held by the selling holders upon termination of any sales. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their convertible notes since the date on which they provided the information about their convertible notes in transactions exempt from the registration requirements of the Securities Act. With the exception of Jefferies & Company, Inc. which acted as placement agent for the benefit of holders of the convertible notes, none of the selling holders has had any material relationship with us within the past three years.

            This table assumes that other holders of convertible notes or any future transferee from any holder do not beneficially own any common stock other than common stock into which the convertible notes are convertible. To our knowledge, no selling holder named in the table below beneficially owns one percent or more of our common stock.


----------------------------------------------------------------------------------------
                                   PRINCIPAL AMOUNT OF          NUMBER OF SHARES OF
   NAMES OF SECURITY HOLDER         CONVERTIBLE NOTES       COMMON STOCK ISSUABLE UPON
                                      BENEFICIALLY                 CONVERSION OF
                                    OWNED AND OFFERED            CONVERTIBLE NOTES
                                       (IN $1,000)
                                       -----------
----------------------------------------------------------------------------------------
The Bank of New York                             4,235,000                      891,578
----------------------------------------------------------------------------------------
Bear, Stearns Securities                           300,000                       63,157
Corp.
----------------------------------------------------------------------------------------
Brown Brothers Harriman & Co.                    1,000,000                      210,526
----------------------------------------------------------------------------------------
Goldman, Sachs & Co.                             1,000,000                      210,526
----------------------------------------------------------------------------------------
Mercantile-Safe Deposit &                          590,000                      124,210
Trust Company
----------------------------------------------------------------------------------------
Morgan Stanley & Co.                               700,000                      147,368
Incorporated
----------------------------------------------------------------------------------------
The Northern Trust Company                         500,000                      105,263
----------------------------------------------------------------------------------------
State Street Bank and Trust                      5,610,000                    1,181,052
Company
----------------------------------------------------------------------------------------
Financial Stocks Private                         3,000,000                      631,578
Equity Fund
----------------------------------------------------------------------------------------
Jefferies & Company, Inc.                          800,000                      168,420
----------------------------------------------------------------------------------------
Sunova Long Term Opportunity                       250,000                       52,631
Fund
----------------------------------------------------------------------------------------
Sunova Partners L P                                250,000                       52,631
----------------------------------------------------------------------------------------
Morgan Investment Management                     1,765,000                      371,579
Inc.
----------------------------------------------------------------------------------------

            Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the per share conversion price, and therefore the number of shares of common stock issuable upon conversion of the convertible notes, is subject to adjustment. As a result, the aggregate principal amount of convertible notes and the number of shares of common stock into which the convertible notes are convertible may increase or decrease.

                              PLAN OF DISTRIBUTION

       The selling holders and their successors, including their transferees, pledgees or donees or their successors, may sell the convertible notes and our common stock into which the convertible notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

       The convertible notes and common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

              - on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the convertible notes or our common stock may be listed or quoted at the time of sale;

              -      in the over-the-counter market;

              - in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

              - through the writing of options, whether the options are listed on an options exchange or otherwise; or

              -      through the settlement of short sales.

       In connection with the sale of the convertible notes and common stock, the selling holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the convertible notes or common stock in the course of hedging the positions they assume. The selling holders may also sell the convertible notes or common stock short and deliver these securities to close out their short positions, or loan or pledge the convertible notes or common stock to broker-dealers that in turn may sell these securities.

       The aggregate proceeds to the selling holders from the sale of the convertible notes or common stock offered by them will be the purchase price of the convertible notes or common stock less discounts and commissions, if any. Each of the selling holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of convertible notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

       Our common stock is listed for trading on the Nasdaq National Market. The convertible notes are currently eligible for trading on the PORTAL System of the Nasdaq Stock Market.

       In order to comply with the securities laws of some states, if applicable, the convertible notes and common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the convertible notes and common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

       The selling holders and any underwriters, broker-dealers or agents that participate in the sale of the convertible notes and common stock may be "underwriters" within the meaning of Section 2(11) of the securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling holders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

       In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144, Rule 144A or Regulation S of the Securities Act may be sold under Rule 144, Rule 144A or Regulation S rather than pursuant to this prospectus.

       To the extent required, the specific convertible notes or shares of our common stock to be sold, the names of the selling holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

       We entered into a registration rights agreement for the benefit of holders of the convertible notes to register their convertible notes and our common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling holders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the convertible notes and our common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling holders of incident to the offering and sale of the convertible notes and our common stock. We estimate that our total expenses of the offering of the convertible notes and common stock will be approximately $105,000.


                                  LEGAL MATTERS

       The validity of the shares of common stock issuable upon conversion thereof will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Mintz Levin owns an aggregate of no shares of common stock. Attorneys of Mintz Levin own an aggregate of approximately 2,673 shares of common stock.

                                     EXPERTS

       Our financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K, and amendment thereto on Form 10-K/A for the year ended December 31, 1999 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report, which is incorporated by reference in this prospectus. Our financial statements have been incorporated by reference in reliance upon Ernst & Young LLP's report given on their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

       We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may inspect and copy such material at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may also obtain copies of such material from the SEC at prescribed rates by wiring to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from the SEC's web site at www.sec.gov.

       Our common stock is quoted on the Nasdaq National Market. You may inspect reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


                     INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. The documents we are incorporating by reference are:

       Annual Report on Form 10-K, and amendment thereto on Form 10-K/A for the year ended December 31, 1999, filed on March 30, 2000 and June 30, 2000, respectively; Definitive Proxy Statement, filed on April 18, 2000; Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed on May 15, 2000; Quarterly Report for the quarter ended June 30, 2000, filed on August 4, 2000; Quarterly Report for the quarter ended September 30, 2000, filed on November 14, 2000.

       The description of the common stock contained in our Registration Statement on Form S-1 filed with the SEC on October 16, 1997 including any amendments or reports filed for the purpose of updating such description.

       You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

              Investor Relations
              Online Resources Corporation
              7600 Colshire Drive
              McLean, Virginia  22102

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the Company's estimates (other than the SEC and Nasdaq registration fees) of the expenses in connection with the issuance and distribution of the shares of common stock being registered. None of the following expenses are being paid by the selling holders.

Item                                                           Amount
                                                               ------
SEC registration fee....................................        $5,000
Nasdaq listing fee......................................        50,000
Legal fees and expenses.................................        30,000
Accounting fees and expenses............................         5,000
Printing Fees...........................................         5,000
Miscellaneous fees and expenses.........................        10,000

Total...................................................      $105,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

In accordance with General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles TENTH and ELEVENTH of the Registrant's Certificate of Incorporation provide as follows:

TENTH:

       A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

       B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter and "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as II-1 to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

       C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right


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

       to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

       D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

       E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

       F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH: A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ITEM 16. EXHIBITS

       (a)  Exhibits.

       4.1 Indenture dated as of September 28, 2000 between the Registrant and Bankers Trust Company, as trustee. (Filed as Exhibit 4.1 to Online Resources' Quarterly Report on Form 10-Q filed on November 14, 2000 for the quarter ended September 30, 2000, and incorporated herein by reference.)

       4.2 Registration Rights Agreement dated as of September 28, 2000 among the Registrant and Jefferies & Company, Inc. as the placement agent. (Filed as Exhibit 4.2 to Online Resources' Quarterly Report on Form 10-Q filed on November 14, 2000 for the quarter ended September 30, 2000, and incorporated herein by reference.)

       5.1* Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality of securities being registered.

       23.1*  Consent of Ernst & Young LLP, Independent Auditors.

       23.2 Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see Exhibit 5.1).

       24.1   Power of Attorney (included on signature page).

       25.1* Form T-1 Statement of Eligibility of Bankers Trust Company to act as trustee under the Indenture.

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

*  Filed herewith

ITEM 17.  UNDERTAKINGS

       (a) The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

              (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
              Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under Subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.






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




                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean and State of Virginia on the 27th day of December, 2000.

              ONLINE RESOURCES CORPORATION

              By: /s/ Carl D. Blandino
              ------------------------
              Carl D. Blandino
              Chief Financial Officer



                                POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Carl D. Blandino his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 of Online Resources Corporation, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                                 Title                           Date
             ---------                                 -----                           ----
/s/ MATTHEW P. LAWLOR                     Chairman and Chief Executive Officer    December 27, 2000
--------------------------------------    (principal executive officer)
Matthew P. Lawlor

/s/ CARL D. BLANDINO                      Executive Vice President, Chief         December 27, 2000
--------------------------------------    Financial Officer (principal financial
Carl D. Blandino                          and accounting officer)

/s/ THOMAS S. JOHNSON                     Director                                December 27, 2000
--------------------------------------
Thomas S. Johnson

/s/ JOSEPH J. SPALLUTO                    Director                                December 27, 2000
--------------------------------------
Joseph J. Spalluto

/s/ DAVID A. O'CONNOR                     Director                                December 27, 2000
--------------------------------------
David A. O'Connor

/s/ BARRY D. WESSLER                      Director                                December 27, 2000
--------------------------------------
Barry D. Wessler

/s/ GEORGE M. MIDDLEMAS                   Director                                December 27, 2000
--------------------------------------
George M. Middlemas

/s/ ERVIN R. SHAMES                       Director                                December 27, 2000
--------------------------------------
Ervin R. Shames

/s/ MICHAEL H. HEATH                      Director                                December 27, 2000
--------------------------------------
Michael H. Heath

                                  EXHIBIT INDEX

Exhibit
Number  Exhibit

4.1** Indenture dated as of September 28, 2000, between the Registrant and Bankers Trust Company, as trustee.

4.2** Registration Rights Agreement dated as of September 28, 2000 among the Registrant and Jefferies & Company, Inc., as the placement agent.

5.1* Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality of securities being registered.

23.1*    Consent of Ernst & Young LLP, Independent Auditors.

23.2     Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see
         Exhibit 5.1).

24.1     Power of Attorney (included on signature page).

25.1* Form T-1 Statement of Eligibility of Bankers Trust Company to act as trustee under the Indenture.

* Filed herewith
** Previously filed and incorporated by reference








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